Exhibit 99.1

IRADIMED CORPORATION Announces Third Quarter 2016 Financial Results

•                  Reports third quarter revenue of $7.7 million

•                  Reports third quarter GAAP diluted earnings per share of $0.13 and non-GAAP of $0.14

Winter Springs, Florida, October 28, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD), the only known provider of non-magnetic intravenous (IV) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (MRI) procedures, today announced financial results for the three and nine months ended September 30, 2016.

For the third quarter ended September 30, 2016, the Company reported revenue of $7.7 million compared to $8.2 million for the third quarter 2015.  Revenue for the third quarters ended September 30, 2016 and 2015 included approximately $3.4 million and $2.4 million from backlog, respectively.  Gross profit margin was 81.7%, compared to 80.6% for the third quarter 2015.  Net income was $1.6 million compared to $1.9 million for the third quarter 2015 and diluted earnings per share was $0.13 compared to $0.15 for the third quarter 2015.

Non-GAAP net income was $1.7 million for the third quarter ended September 30, 2016 compared to $2.3 million for the same period in 2015.  Non-GAAP diluted earnings per share was $0.14 compared to $0.19 for the same period in 2015.  Free cash flow was $3.3 million for the third quarter 2016.

For the nine months ended September 30, 2016, the Company reported revenue of $26.5 million compared to $22.8 million for the third quarter 2015.  Revenue for the nine months ended September 30, 2016 and 2015 included approximately $11.2 million and $1.4 million from backlog, respectively.  Gross profit margin was 81.7% compared to 81.0% for the same period in 2015.  Net income was $6.1 million compared to $5.1 million for the same period in 2015 and diluted earnings per share was $0.50 compared to $0.42 for the same period in 2015.

Non-GAAP net income was $7.1 million for the nine months ended September 30, 2016 compared to $5.9 million for the same period in 2015.  Non-GAAP diluted earnings per share was $0.59 compared to $0.48 for the same period in 2015.

Cash and cash equivalents decreased by $3.4 million to $16.0 million during the nine months ended September 30, 2016.  The Company generated $7.2 million of cash from operations and repurchased $10.0 million of its stock during the nine months ended September 30, 2016.

“Third quarter revenue and earnings came in slightly above our revised guidance provided earlier this month and we have increased our full year earnings guidance to reflect these results.  Bookings continued along recent trends resulting in approximately $3.4 million of third quarter revenue coming from backlog.  Opportunities reported by our sales team and the quoting activity are consistently positive and show increased interest in our pump systems from multiple hospital departments.  We remain committed to our sales strategy that now includes calling on hospital critical care departments in addition to radiology and anesthesiology, where we historically focused our sales efforts, believing these additional call points are necessary to drive growth,” said Roger Susi, President and Chief Executive Officer of the Company.

Financial Guidance

The Company provided revenue and earnings guidance for the fourth quarter and updated its earnings guidance for the full year 2016.

For the fourth quarter, the Company expects revenue of approximately $6.5 to $6.7 million, GAAP diluted earnings per share of $0.03 to $0.04 and non-GAAP diluted earnings per share of $0.04 to $0.06.  The Company expects that approximately $1.0 million of the remaining $2.7 million of backlog will be included in fourth quarter revenue.

The Company reiterated its full year revenue guidance of $32.9 million to $33.2 million.  The Company adjusted its full year earnings guidance to reflect third quarter results and now expects GAAP diluted earnings per share of $0.54 to $0.55 and non-GAAP diluted earnings per share of $0.63 to $0.65.  The Company expects that approximately $13.0 million of 2016 revenue will come from backlog.

Use of non-GAAP Financial Measures

The Company believes the presentation of non-GAAP net income, free cash flow and infrequent tax items can be helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making acquisitions, strengthening our balance sheet and returning cash to our shareholders via share repurchases. Infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows.  These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

IRADIMED has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, October 28, 2016.  Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 2986888.

The conference call will also be available real-time via the internet at www.iradimed.com/en-us/investors/index.php and selecting Events & Presentation.  A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter; potential disruptions in our limited supply chain for our products; a reduction in international distribution as we focus on fulfilling orders from our U.S. backlog; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,004,062	$19,368,114
Investments	7,811,611	7,602,204
Accounts receivable, net	4,493,262	3,863,632
Inventory, net	3,467,543	2,383,158
Prepaid expenses and other current assets	445,565	320,529
Prepaid income taxes	215,873	273,968
Deferred income taxes	317,709	141,446
Total current assets	32,755,625	33,953,051
Property and equipment, net	1,283,809	905,622
Intangible assets, net	766,089	193,243
Deferred income taxes	519,886	88,398
Other assets	162,723	103,893
Total assets	$35,488,132	$35,244,207
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$991,918	$1,005,460
Accrued payroll and benefits	1,295,915	1,288,248
Other accrued taxes	191,281	30,687
Warranty reserve	38,142	34,081
Deferred revenue	751,140	529,867
Other current liabilities	115,489	—
Total current liabilities	3,383,885	2,888,343
Deferred revenue	1,461,563	422,839
Total liabilities	4,845,448	3,311,182
Stockholders’ equity:
Common stock	1,129	1,118
Additional paid-in capital	21,887,503	19,332,023
Retained earnings	18,728,914	12,655,169
Treasury stock	(9,969,468)	—
Accumulated other comprehensive loss	(5,394)	(55,285)
Total stockholders’ equity	30,642,684	31,933,025
Total liabilities and stockholders’ equity	$35,488,132	$35,244,207

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$7,673,217	$8,193,616	$26,506,275	$22,794,464
Cost of revenue	1,405,884	1,590,222	4,850,748	4,340,429
Gross profit	6,267,333	6,603,394	21,655,527	18,454,035
Operating expenses:
General and administrative	1,869,927	1,675,784	7,217,854	5,629,071
Sales and marketing	1,346,742	1,206,203	4,039,550	3,399,581
Research and development	457,134	518,562	983,291	1,264,310
Total operating expenses	3,673,803	3,400,549	12,240,695	10,292,962
Income from operations	2,593,530	3,202,845	9,414,832	8,161,073
Other (expense) income, net	(4,017)	64,709	23,092	157,660
Income before provision for income taxes	2,589,513	3,267,554	9,437,924	8,318,733
Provision for income taxes	1,029,029	1,400,406	3,364,179	3,193,519
Net income	$1,560,484	$1,867,148	$6,073,745	$5,125,214

Net income per share:
Basic	$0.15	$0.17	$0.56	$0.47
Diluted	$0.13	$0.15	$0.50	$0.42
Weighted average shares outstanding:
Basic	10,684,650	11,028,551	10,852,476	10,970,189
Diluted	11,867,997	12,382,531	12,055,467	12,294,307

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net income	$6,073,745	$5,125,214
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	19,100	15,728
Provision for excess and obsolete inventory	86,543	103,471
Depreciation and amortization	184,282	163,709
Excess tax benefit on the exercise of stock options	(550,431)	(878,146)
Stock-based compensation	1,788,045	913,234
Impairment of intangible assets	—	55,433
Loss on maturity of securities	80,542	—
Changes in operating assets and liabilities:
Accounts receivable	(648,730)	(1,483,730)
Inventory	(1,170,928)	(236,923)
Prepaid expenses and other current assets	(96,865)	(80,182)
Other assets	(87,001)	(22,589)
Deferred income taxes	(638,467)	(93,858)
Accounts payable	(13,542)	287,715
Accrued payroll and benefits	7,667	(109,934)
Other accrued taxes	160,594	(42,495)
Warranty reserve	4,061	35,155
Deferred revenue	1,259,997	347,442
Other current liabilities	115,489	—
Prepaid income taxes	608,526	983,366
Net cash provided by operating activities	7,182,627	5,082,610
Investing activities:
Purchases of investments	(4,284,445)	—
Proceeds from the maturities of investments	4,075,103	—
Purchases of property and equipment	(547,087)	(193,368)
Capitalized intangible assets	(588,228)	(13,110)
Net cash used in investing activities	(1,344,657)	(206,478)
Financing activities:
Proceeds from stock option exercises	217,015	320,807
Income tax benefits credited to equity	550,431	878,146
Purchases of treasury stock	(9,969,468)	—
Net cash (used in) provided by financing activities	(9,202,022)	1,198,953
Net (decrease) increase in cash and cash equivalents	(3,364,052)	6,075,085
Cash and cash equivalents, beginning of period	19,368,114	9,454,150
Cash and cash equivalents, end of period	$16,004,062	$15,529,235

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$1,560,484	$1,867,148	$6,073,745	$5,125,214
Excluding:
Stock-based compensation expense, net of taxes	136,849	264,677	1,074,712	612,858
Infrequent tax item	—	180,887	—	180,887
Non-GAAP net income	$1,697,333	$2,312,712	$7,148,457	$5,918,959
Weighted-average shares outstanding — diluted	11,867,997	12,382,531	12,055,467	12,294,307
Non-GAAP net income per share — diluted	$0.14	$0.19	$0.59	$0.48

Free Cash Flow

Three Months Ended September 30, 2016
Net cash provided by operating activities	$3,420,757
Less:
Purchases of property and equipment	123,040
Free cash flow	$3,297,717

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com